Exhibit 99.1

Prestige Brands Holdings, Inc. Reports First Quarter Fiscal 2010 Results
Net Income Up 7%; Free Cash Flow Up 18%

Irvington, NY, August 5, 2009—Prestige Brands Holdings, Inc. (NYSE-PBH), a consumer products company with a diversified portfolio of well-known brands, today announced results for the first quarter of fiscal year 2010, which ended on June 30, 2009.

Total revenues for the quarter ended June 30, 2009 were $73.2 million, a 0.4% decrease from total revenues of $73.5 million in the prior year comparable quarter.

Operating income for the quarter of $19.1 million was $2.1 million, or 10% below operating income of $21.2 million in the prior year comparable quarter. The decline from last year was primarily due to a 20% increase in advertising and promotion expenses (A&P) to support the Allergen Block and Compound W® brands in the U.S. and Canada.  G&A expenses also were higher than in the prior year quarter, primarily due to increased compensation expense.

Interest expense for the quarter of $5.7 million was $3.0 million lower than the prior year quarter due to lower debt outstanding and lower interest rates.  The Company repaid $17.0 million of debt during the quarter ended June 30, 2009.

Net income for the first quarter was $8.3 million, or $0.17 fully diluted earnings per share, 7% greater than last year’s reported net income of $7.8 million, or $0.16 fully diluted earnings per share.  The increase resulted primarily from lower interest expense, which offset the lower operating income.

Results by Segment for the First Fiscal Quarter

Over-the-Counter Healthcare Products
Net revenues of $40.3 million were $1.1 million or 3% greater than the prior year comparable quarter.  The sales increase was driven by increases in Clear Eyes®, Little Remedies®, The Doctor’s® and the two new Allergen Block products.

Household Products

Revenues of $27.4 million were $1.6 million or 5% less than the prior year comparable quarter.  Spic and Span® experienced flat revenues, while Comet® and Chore Boy® had sales declines when compared to the prior year comparable quarter.

Personal Care Products
Revenues for this segment were $5.5 million, 4% greater than the prior year comparable quarter.  A sales increase for Cutex® nail polish remover was partially offset by a decline on Denorex® shampoo.

Free Cash Flow Increases 18%; Debt Repayment of $17.0 million
Free cash flow is a “non-GAAP” measure as that term is defined by the Securities and Exchange Commission in Regulation G. Free cash flow is presented here because management believes it is a commonly used measure of liquidity, and is an indication of cash available for debt repayment and acquisitions. The Company defines free cash flow as operating cash flow less capital expenditures.

The Company’s free cash flow for the first quarter ended June 30, 2009 was $18.0 million, composed of operating cash flow of $18.1 million, less capital expenditures of $0.1 million, a $2.5 million increase over free cash flow of $15.3 million in the prior year comparable quarter. During the quarter, the Company repaid $17.0 million of senior bank debt, bringing total debt down to $361.3 million at June 30, 2009.

Commentary
According to Mark Pettie, Chairman and CEO: “While our first quarter results were in line with our expectations, our outlook for the full year continues to be cautious in light of the prevailing macroeconomic environment.  Looking ahead, our plan is to continue making important A&P investments behind our focus brands and to utilize our strong cash flow to reduce debt and further strengthen our balance sheet.”

Conference Call
The Company will host a conference call to review its first fiscal quarter results on Wednesday, August 5th at 10:00 a.m. EST. The dial in number is 800-638-4930. International callers may dial 617-614-3944. The passcode is ‘prestige”.  The Company will provide a live internet webcast of the call, as well as an archived replay, which can be accessed by dialing 888-286-8010, or for international callers, 617-801-6888. The passcode for replay only is 30071933.

About Prestige Brands Holdings, Inc.

Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter healthcare, personal care and household cleaning products sold throughout the U.S., Canada, and in certain international markets.  Key brands include Compound W® wart remover, Chloraseptic® sore throat treatments, New-Skin® liquid bandage, Clear Eyes® and Murine® eye and ear care products, Little Remedies® pediatric over-the-counter products, The Doctor’s® NightGuard™ dental protector, Cutex® nail polish remover, Comet® and Spic and Span® household cleaners, and other well-known brands.

Forward-Looking Statements
Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' outlook. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors, including the uncertain economic environment.  A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30
(In thousands, except share data)	2009	2008
Revenues
Net sales	$72,608	$72,916
Other revenues	617	618
Total revenues	73,225	73,534

Costs of Sales
Costs of sales	34,374	34,272
Gross profit	38,851	39,262

Operating Expenses
Advertising and promotion	8,819	7,319
General and administrative	8,195	7,973
Depreciation and amortization	2,777	2,756
Total operating expenses	19,791	18,048

Operating income	19,060	21,214

Other (income) expense
Interest income	--	(73)
Interest expense	5,654	8,756
Total other (income) expense	5,654	8,683

Income before income taxes	13,406	12,531

Provision for income taxes	5,081	4,750
Net income	$8,325	$7,781

Basic earnings per share	$0.17	$0.16

Diluted earnings per share	$0.17	$0.16

Weighted average shares outstanding:
Basic	49,982	49,880
Diluted	50,095	50,035

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands)
Assets	June 30, 2009	March 31, 2009
Current assets
Cash and cash equivalents	$36,151	$35,181
Accounts receivable	33,016	36,025
Inventories	26,449	26,977
Deferred income tax assets	4,221	4,022
Prepaid expenses and other current assets	2,810	1,358
Total current assets	102,647	103,563

Property and equipment	1,314	1,367
Goodwill	114,240	114,240
Intangible assets	574,982	577,609
Other long-term assets	4,122	4,602

Total Assets	$797,305	$801,381

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,482	$15,898
Accrued interest payable	2,460	5,371
Other accrued liabilities	12,897	9,407
Current portion of long-term debt	3,550	3,550
Total current liabilities	35,389	34,226

Long-term debt	357,787	374,787
Deferred income tax liabilities	100,664	97,983

Total Liabilities	493,840	506,996

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,060 shares at June 30, 2009 and March 31, 2009	501	501
Additional paid-in capital	383,474	382,803
Treasury stock, at cost - 124 shares at June 30, 2009 and March 31, 2009	(63)	(63)
Accumulated other comprehensive loss	(1,250)	(1,334)
Retained deficit	(79,197)	(87,522)
Total stockholders’ equity	303,465	294,385

Total Liabilities and Stockholders’ Equity	$797,305	$801,381

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30
(In thousands)	2009	2008
Operating Activities
Net income	$8,325	$7,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,777	2,756
Deferred income taxes	2,430	2,669
Amortization of deferred financing costs	480	622
Stock-based compensation	671	629
Changes in operating assets and liabilities
Accounts receivable	3,010	5,894
Inventories	528	885
Prepaid expenses and other current assets	(1,452)	(1,688)
Accounts payable	584	(1,077)
Income taxes payable	1,551	1,762
Accrued liabilities	(836)	(4,870)
Net cash provided by operating activities	18,068	15,363

Investing Activities
Purchases of equipment	(98)	(61)
Net cash used for investing activities	(98)	(61)

Financing Activities
Repayment of long-term debt	(17,000)	(15,000)
Purchase of common stock for treasury	--	(10)
Net cash used for financing activities	(17,000)	(15,010)

Increase in cash	970	292
Cash - beginning of period	35,181	6,078

Cash - end of period	$36,151	$6,370

Interest paid	$8,085	$11,302
Income taxes paid	$1,100	$75

Prestige Brands Holdings, Inc.
Consolidating Statements of Operations
(Unaudited)

	Three Months Ended June 30, 2009
	Over-the- Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In Thousands)
Net sales	$40,272	$26,841	$5,495	$72,608
Other revenues	11	606	--	617

Total revenues	40,283	27,447	5,495	73,225
Cost of sales	13,528	17,801	3,045	34,374

Gross profit	26,755	9,646	2,450	38,851
Advertising and promotion	6,740	1,919	160	8,819

Contribution margin	$20,015	$7,727	$2,290	30,032
Other operating expenses				10,972

Operating income				19,060
Other expenses				5,654
Provision for income taxes				5,081

Net income				$8,325

	Three Months Ended June 30, 2008
	Over-the- Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In Thousands)
Net sales	$39,246	$28,404	$5,266	$72,916
Other revenues	--	618	--	618

Total revenues	39,246	29,022	5,266	73,534
Cost of sales	13,208	17,923	3,141	34,272

Gross profit	26,038	11,099	2,125	39,262
Advertising and promotion	5,037	2,070	212	7,319

Contribution margin	$21,001	$9,029	$1,913	31,943
Other operating expenses				10,729

Operating income				21,214
Other expenses				8,683
Provision for income taxes				4,750

Net income				$7,781